Exhibit 99.1

Contact: Holly Schoenfeldt Director of Marketing 210.308.1268 hschoenfeldt@usfunds.com

For Immediate Release

U.S. Global Investors Shares Optimism for Airline and Gold Sectors into Year-End, Receives Expected Nasdaq Notice Regarding Late Filing of Form 10-Q

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SAN ANTONIO—November 22, 2023—U.S. Global Investors, Inc. (NASDAQ: GROW) (the “Company”), a registered investment advisory firm with longstanding experience in global markets and specialized sectors, today shares its positive outlook for two primary sectors of its investment offerings, airlines and gold, as shareholders head into year-end.

The American Automobile Association (AAA) projects a significant increase in Thanksgiving travel this year with 55.4 million travelers expected, positioning the U.S. to witness the third-highest Thanksgiving forecast since AAA began tracking holiday travel back in 2000.

“The projection from AAA also specifically points out that the number of air travelers is on the rise this year, which is positive news for our biggest product, our airline ETF,” says Frank Holmes, CEO and Chief Investment Officer. “In fact, 4.7 million people are expected to fly over the Thanksgiving holiday this week. I believe the enthusiasm to travel will remain strong through the holiday months and even into 2024, signaling a return to normalcy post-pandemic, but also hinting at growing consumer confidence.”

The global gold market has also witnessed a notable upward trend in prices in 2023, and the Company notes several factors contributing to the run up. Economic uncertainties and geopolitical tensions, for example, have heightened investor anxiety, prompting a shift toward historically safe-haven assets like gold. In addition, central bank policies, including accommodative monetary measures, have played a role.

“Investors are seeking stability in an increasingly volatile global economic landscape, a landscape we don’t see changing drastically anytime soon. This has turned people’s attention to gold,” Holmes continues. “At U.S. Global, we offer several options for investors to take advantage of gold’s status as a store of value. I believe these remain a sound way to gain exposure to the yellow metal through mining and royalty names without the need for physical ownership.”

Expected Nasdaq Notice Regarding Late Filing

On November 16, 2023, the Company received a standard notification letter (the “Nasdaq notice” or “notice”) from the Nasdaq Listing Qualifications Department of Nasdaq notifying the Company that it remains out of compliance with Nasdaq Listing Rules, which requires timely filing of all required financial reports with the U. S. Securities and Exchange Commission (“SEC”), for failing to file its Form 10-Q for the quarter ended September 30, 2023 (the “Quarterly Report”) within the prescribed timeframe.

The Nasdaq notice has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. The notice provides that the Company has until December 15, 2023, to submit a plan to regain compliance with respect to delinquent reports. Any Staff exception to allow the Company to regain compliance, if granted, will be limited to a maximum of 180 calendar days from the due date of the Initial Delinquent Filing, or April 10, 2024.

As previously disclosed, the Company’s filing of the Annual Report on Form 10-K for the fiscal year ended June 30, 2023 (the “Form 10-K”) was delayed due to the additional time needed related to the determination of whether an establishment of a reserve for certain taxes was required. The Company filed the Form 10-K on November 16, 2023. The delayed filing of the Form 10-K had the effect of decreasing the time available for the Company to prepare and finalize its Quarterly Report. The Company is working diligently to complete the necessary work to file its Quarterly Report.

This announcement is made in compliance with the Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a notification of deficiency.

About U.S. Global Investors, Inc.

The story of U.S. Global Investors goes back more than 50 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides investment advisory services to U.S. Global Investors Funds and U.S. Global ETFs.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s anticipated filing of the Form 10-Q. No assurance can be given that the Form 10-Q will be filed within a certain period, or that Nasdaq will continue to list the Company’s Class A common stock. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the fiscal year ended June 30, 2023, and our other reports and filings with SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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